Exhibit 99.1

LaserCard Corporation Reports Financial Results for FY08 Second Quarter

Mountain View, Calif. – Oct. 18, 2007– LaserCard Corporation (NASDAQ:LCRD), a leading supplier of secure ID credentials used in biometric identification, today announced the financial results for its fiscal 2008 second quarter ended September 30, 2007.

Revenues for the second quarter of fiscal 2008 were $10.7 million, compared with $7.9 million in the prior quarter and $6.3 million in the same quarter a year ago.  The net loss for the second quarter of fiscal 2008 was $498,000, or ($0.04) per diluted share, compared with a net loss of $2.4 million or ($0.20) per diluted share in the prior quarter, and a net loss of $2.7 million or $(0.23) per diluted share, in the same quarter a year ago.

LaserCard® optical memory card revenues for the quarter were $6.7 million compared with $4.6 million in the first quarter of fiscal 2008.  Revenues from specialty cards and printers totaled $3.3 million for the current quarter, up from $2.9 million recorded in the previous quarter.

Cash
LaserCard Corporation’s cash, cash equivalents, and short-term investments were $18.5 million at September 30, 2007, an increase of about $900,000 in the quarter.  Cash, cash equivalents, and short-term investments were $20.5 million at March 31, 2007.

“We are pleased with LaserCard’s improved performance in the second quarter, specifically our revenue growth, operating performance and strong cash balance,” said Richard Haddock, Chief Executive Officer.

“We are especially pleased with our successful execution on secure ID programs in the Middle East and India,” continued Haddock. “The Middle East project, which is now issuing national ID cards from 37 distributed sites and is acceptance-testing a new centralized issuance system, contributed significant revenue to the quarter. We expect a total of $4 million in revenues from this program over the remainder of fiscal 2008.  In India, we saw an acceleration of orders for Optical/Smart cards used in three statewide vehicle registration programs during the fiscal  second quarter.

“We are also excited by the ongoing project to upgrade the U.S. Green Card design, now ten years old, to maintain its preeminent position as a world leading ID card,” said Haddock. “While the transition to a new card design may have a negative short-term impact on our performance as the current strategic card inventory is depleted, we believe it will be followed by increases in orders as the strategic inventory is rebuilt with cards of the new design, which could occur as late as the first part of next fiscal year.

“The Department of Homeland Security plans for new personalization systems to replace the original systems installed in 1997, providing increased capacity for the issuance of optical memory cards,” said Haddock. “We see a strong future for optical cards with the U.S. government.

“Agreements reached on September 20 between Italy’s national and provincial governments have given the green light for the citizen’s ID card project to move forward. We expect the Italian government to issue an international tender for a large quantity of data capture enrollment systems in the current quarter, which will enable significant increases in card issuance rates,” said Haddock.

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the company's fiscal 2008 second quarter results today, October 18, 2007, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time.  For access to the conference call, please call 210-234-0001 by 1:50 p.m. Pacific Time.  A taped replay of the call will be available for one week.  To access the replay, please call 203-369-3605.  You will need to reference the passcode “LaserCard” and the conference leader “Richard Haddock.”  To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com.  The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation, a leader in secure ID solutions, manufactures and markets LaserCard® optical memory cards, LaserPASS™ Optical/RFID cards and chip-ready Optical/Smart™ cards, all featuring Optical IDLock™ technology, and other advanced-technology secure identification cards. The Company’s secure ID cards are used in countries around the world, including the United States, Canada, Italy, India and the Middle East for demanding requirements such as border security, immigration and national identification.  In addition, the Company provides optical card read/write drives, optical card system software, card-related ID subsystems and card issuance enabling services.  The Company operates a wholly-owned German subsidiary, Challenge Card Design Plastikkarten GmbH, which manufactures specialty cards, and markets cards, system solutions, and card personalization printers under the CCD and Cards & More brands.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events.  Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict.  As a result, our actual results may differ materially from the statements made.  Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates.  Examples of forward-looking statements in this release include that the Italian government issue an international tender for a large quantity of data capture enrollment systems in the current quarter, that we will record approximately $4 million in revenue on Middle Eastern orders during the balance of fiscal 2008, that we see a strong future for optical cards for the U.S. DHS, including for the Green Card once a new in-process design is implemented and the strategic inventory  of the old design is depleted and a strategic inventory of the new design is built up which could occur as late as the start of the next fiscal year. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the Italian government will complete the steps to move the citizen ID card program forward into the full implementation phase and install the requisite infrastructure to begin issuing cards on a widespread basis, whether the Middle Eastern country will attempt to reschedule or cancel its order, and whether the re-design of the Green Card is adopted as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission.  Due to these and other risks, future actual results could differ materially from the Company’s expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2007	2006	2007	2006

Revenues	$10,739	$6,294	$18,594	$16,848
Cost of sales (includes $72 and $138 stock-based
compensation in the three and six month periods
ended September 30, 2007 and $81 and $168 in the three
and six month periods ended September 30, 2006, respectively)	7,550	5,466	13,744	11,855
Gross profit	3,189	828	4,850	4,993

Operating expenses:
Selling, general, and administrative expenses (includes
$340 and $651stock-based compensation in the three
and six month periods ended September 30, 2007 and
$231 and $471 in the three and six month periods ended
September 30, 2006, respectively)	3,281	2,998	6,770	6,418
Research and development expenses (includes $61 and $121
stock-based compensation in the three and six month
periods ended September 30, 2007 and $102 and $208 in the three
and six month periods ended September 30, 2006, respectively)	704	800	1,492	1,545
Total operating expenses	3,985	3,798	8,262	7,963
Operating loss	(796)	(2,970)	(3,412)	(2,970)

Other income, net	189	233	430	439

Loss before income taxes	(607)	(2,737)	(2,982)	(2,531)

Income tax expense (benefit)	(109)	(65)	(125)	(71)

Net loss	$(498)	$(2,672)	$(2,857)	$(2,460)

Net loss per share:
Basic	$(0.40)	$(0.23)	(0.24)	$(0.21)
Diluted	$(0.40)	$(0.23)	(0.24)	$(0.21)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	11,899	11,816	11,883	11,792
Diluted	11,899	11,816	11,883	11,792

LASERCARD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands )

	September 30,	March 31,
	2007	2007*
ASSETS
Current assets:
Cash and cash equivalents	$3,022	$3,026
Short-term investments	15,500	17,500
Accounts receivable, net of allowance	3,907	3,489
Inventories, net of reserve	11,824	11,462
Deferred contract costs	327	233
Prepaid and other current assets	1,047	1,594
Total current assets	35,627	37,304

Property and equipment, net	12,393	12,988
Deferred long-term contract costs	611	721
Equipment held for resale	6,502	6,340
Patents and other intangibles, net	390	411
Notes receivable	240	227
Other non-current assets	109	109
Total assets	$55,872	$58,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligation	$27	$-
Accounts payable	2,320	2,284
Accrued liabilities	2,442	2,989
Deferred income tax liability	283	388
Advance payments from customers	1,124	1,838
Deferred revenue	1,253	1,584
Total current liabilities	7,449	9,083

Capital lease obligation, net of current portion	81	-
Advance payments from customers	23,554	23,554
Deferred revenue	2,462	2,000
Long-term deferred rent	1,017	864
Total liabilities	34,563	35,501

Stockholders' equity:
Common stock	119	119
Additional paid-in capital	62,546	61,068
Accumulated deficit	(41,517)	(38,722)
Accumulated other comprehensive income (loss)	161	134
Total stockholders' equity	21,309	22,599

Total liabilities and stockholders’ equity	$55,872	$58,100

*Amounts derived from audited financial statements at the date indicated.